Exhibit 5.1

ATTORNEYS AT LAW		Broomfield, CO 720 566-4000 Reston, VA 703 456-8000 San Diego, CA 858 550-6000 San Francisco, CA 415 693-2000
Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306-2155
Main	650 843-5000
Fax	650 849-7400
www.cooley.com

SUZANNE SAWOCHKA HOOPER (650) 843-5180 hooperss@cooley.com

January 21, 2005

Tercica, Inc.

651 Gateway Blvd, Suite 950

South San Francisco, CA 94080

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Tercica, Inc., a Delaware corporation (the “Company”), of up to 6,000,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), including 900,000 shares of common stock for which the underwriter has been granted an over-allotment option, pursuant to a Registration Statement on Form S-1 and the related Prospectus filed with the Securities and Exchange Commission (the “Commission”). All of the Shares are to be sold by the Company as described in the Registration Statement and related Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ SUZANNE SAWOCHKA HOOPER
Suzanne Sawochka Hooper